Exhibit 99.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

IN RE PFIZER INC. SHAREHOLDER DERIVATIVE LITIGATION	No. 09-CV-7822 (JSR) ECF CASE

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF
SHAREHOLDER DERIVATIVE LITIGATION

TO:       ALL PERSONS WHO OWN SHARES OF PFIZER INC. (“PFIZER” or the “COMPANY”) COMMON STOCK AS OF DECEMBER 2, 2010 AND CONTINUE TO OWN SUCH SHARES.

The purpose of this Notice is to inform you about: (i) the pendency of the above-captioned shareholder derivative lawsuit (the “Litigation”), which was brought by certain Pfizer shareholders on behalf of and for the benefit of Pfizer in the United States District Court for the Southern District of New York (the “Court”); (ii) a proposed settlement of the Litigation (the “Settlement”), subject to Court approval, as provided in a Stipulation and Agreement of Settlement (the “Stipulation”) that was filed with the Court and is available for review as indicated at paragraph 28 below; (iii) the hearing that the Court will hold on March 7, 2011 to determine whether to approve the Settlement and to consider Lead Counsel’s application for an award of attorneys’ fees and for reimbursement of litigation expenses incurred in the prosecution of the Litigation; and (iv) current shareholders’ rights with respect to the proposed Settlement and Lead Counsel’s application for attorneys’ fees and reimbursement of expenses.1

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.
  YOUR RIGHTS WILL BE AFFECTED BY THIS LITIGATION.

The Stipulation was entered into as of December 2, 2010, between and among: (1) the Court-appointed “Lead Plaintiffs,” Louisiana Sheriffs’ Pension and Relief Fund and Skandia Life Insurance Company Ltd.; (2) defendants Dennis A. Ausiello, Michael S. Brown, M. Anthony Burns, Robert N. Burt, W. Don Cornwell, William H. Gray III, Constance J. Horner, James M. Kilts, Jeffrey B. Kindler, George A. Lorch, Dana G. Mead, Suzanne Nora Johnson, William C. Steere, Jr., and Henry A. McKinnell (“Director Defendants”); (3) defendants Joseph M. Feczko, Douglas M. Lankler, Ian Read, and Frank D’Amelio (“Executive Defendants”, and together with

_______________________

1 All capitalized terms not otherwise defined in this Notice shall have the meaning provided in the Stipulation.

Director Defendants, “Individual Defendants”); and (4) nominal defendant Pfizer, subject to the approval of the Court pursuant to Rule 23.1 of the Federal Rules of Civil Procedure.

Because this Litigation was brought as a derivative action on behalf of and for the benefit of Pfizer, the benefits from the Settlement will go to Pfizer.  Individual Pfizer shareholders will not receive any direct payment from the Settlement.

The following description of the Litigation and Settlement does not constitute findings of the Court.  It is based on statements of the parties and should not be understood as an expression of any opinion of the Court as to the merits of any of the claims or defenses raised by any of the parties.  The Court has not yet approved the Settlement.

WHAT IS THE PURPOSE OF THIS NOTICE?

1.   The purpose of this Notice is to explain the Litigation, the terms of the proposed Settlement, and how the proposed Settlement affects Pfizer shareholders’ legal rights.

2.   In a derivative action, one or more people and/or entities who are current shareholders of a corporation sue on behalf of and for the benefit of the corporation, seeking to enforce the corporation’s legal rights.

3.   As described more fully below, current shareholders, have the right to object to the proposed Settlement and the application by Lead Counsel for an award of attorneys’ fees and expenses. They have the right to appear and be heard at the Settlement Hearing, which will be held on March 7, 2011, at 4:00 p.m., before the Honorable Jed S. Rakoff, at the United States District Court for the Southern District of New York, 500 Pearl Street, New York, New York 10007.  At the Settlement Hearing, the Court will determine:

a.   whether the Settlement should be approved;

b.   whether the Released Plaintiff Claims against Defendants and other Released Defendant Parties should be dismissed with prejudice as set forth in the Stipulation; and

c.    whether Lead Counsel’s request for an award of attorneys’ fees and reimbursement of litigation expenses should be approved by the Court.

WHAT IS THIS CASE ABOUT? WHAT HAS HAPPENED SO FAR?

4.   In September 2009, Pfizer entered into an agreement with the U.S. Department of Justice (“DOJ”) regarding investigations into Pfizer’s promotional practices for certain drugs, including allegations of unlawful promotion of Bextra, Zyvox, Geodon, and Lyrica, and allegations related to payments to healthcare providers involving these and nine other drugs.

5.   As part of the resolutions of these investigations by the DOJ, Pfizer paid a criminal fine, and a Pfizer subsidiary, Pharmacia & Upjohn Company, Inc., agreed to plead guilty to one count of violating the U.S. Food, Drug, and Cosmetic Act related to off-label promotion of Bextra. Pfizer also entered into a civil settlement in which it expressly denied the allegations of unlawful promotional conduct, with the exception of certain facts related to Zyvox, and denied the allegations of unlawful “kickbacks” to healthcare providers with respect to any drugs.  In total Pfizer paid $2.3 billion in criminal fines and forfeitures and civil settlement payments.

6.   Between September 10 and October 7, 2009, nine derivative action complaints were filed in the United States District Court for the Southern District of New York, alleging that, between including May 11, 2004 and September 2, 2009, the Individual Defendants breached their fiduciary duties (“Fiduciary Duty Claims”) in connection with the marketing and promotion of Pfizer drugs, including Bextra, Geodon, Lyrica and Zyvox and in connection with alleged improper payments to healthcare professionals, and alleging related violations of Section 14(a) of the Securities Exchange Act (the “Proxy Claims”).

7.   On November 4, 2009, the Court consolidated these actions and appointed Bernstein Litowitz Berger & Grossmann LLP (“BLB&G”) as “Lead Counsel” in the Litigation.

8.   On November 18, 2009, the plaintiffs filed a Consolidated, Amended and Verified Shareholder Derivative Complaint (the “Amended Complaint”). With respect to the Fiduciary Duty Claims, the Amended Complaint alleged generally that the Individual Defendants breached their fiduciary duties to Pfizer by, among other things, failing to respond appropriately to alleged “red flags” indicating that Pfizer employees were engaging in widespread unlawful drug marketing.  The Amended Complaint alleged generally that the Individual Defendants’ disregard of, or failure to prevent or stop, alleged unlawful marketing practices contributed to the criminal fine and civil payments and put the Company at risk of disqualification from participation in federal government programs such as Medicare and Medicaid.  The Amended Complaint demanded that certain board members and certain senior officers be held accountable to Pfizer, requesting that the Individual Defendants be ordered to pay damages to Pfizer and to implement changes in Pfizer’s corporate governance practices sufficient to prevent similar breaches of duty in the future.

9.   With respect to the Proxy Claims, the Amended Complaint alleged that the board failed to make material disclosures regarding the government investigations and Pfizer’s drug marketing practices in the Company’s annual reports to shareholders, in violation of Section 14 of the Securities Exchange Act of 1934.  The Amended Complaint demanded the invalidation of recent director elections and invalidation of certain compensation plans.

10.   On December 16, 2009, the Individual Defendants moved to dismiss the Amended Complaint (the “Motion to Dismiss”).  Following extensive briefing, on February 5, 2010, the Court heard oral argument on the Motion to Dismiss, and on March 17, 2010, the Court issued an Order dismissing the Proxy Claims while sustaining in material part the Fiduciary Duty Claims.

11.   The parties engaged in extensive discovery practice between March 31, 2010 and November 12, 2010, including discovery-related evidentiary hearings before the Court, the production by Defendants and various third parties of over 12 million pages of documents, the taking of over 30 fact depositions, the exchange of extensive interrogatories and requests for admission, the exchange of seven expert reports and deposing Defendants’ four experts.

12.   On July 13, 2010, the Court issued a formal Opinion and Order supporting the Court’s March 17, 2010 dismissal of the Proxy Claims and unjust enrichment claim.  Copies of the Amended Complaint and the Court’s July 13, 2010 Order are available for review at www.blbglaw.com/pfizer.

13.   On October 22, 2010, the Individual Defendants served a motion for summary judgment seeking dismissal of all plaintiffs’ claims.  On November 12, 2010, Plaintiffs served their opposition papers.  On November 15, 2010, the parties entered into a Settlement Term Sheet setting forth the principal terms of the proposed Settlement.

14.   The parties entered into the formal Stipulation on December 2, 2010 and on December 14, 2010, the Court preliminarily approved the Settlement, directed that this Notice be attached as an exhibit to a Form 8-K filed with the United States Securities and Exchange Commission and be posted, along with a copy of the Stipulation, on Pfizer’s corporate website and on Lead Counsel’s firm website, and scheduled the Settlement Hearing to consider whether to grant final approval to the Settlement.

15.   Based on their review of the evidence in this case, Lead Plaintiffs and Lead Counsel believe that they have a well informed basis upon which to assess the risks and potential rewards of continued litigation.  Lead Plaintiffs and Lead Counsel believe that the evidence supports their claims on behalf of Pfizer.  Nevertheless, Lead Plaintiffs recognized that the legal standard applicable to these claims creates uncertainty that Plaintiffs would be able to prevail summary judgment and at trial.  Defendants have put forth significant legal and factual defenses to the claims.  Lead Plaintiffs and Lead Counsel concluded that the terms of the proposed settlement, discussed below, are directly responsive to the concerns they raised in this litigation and could not have been achieved without the extensive discovery record developed in the case.

16.   The Individual Defendants have denied and continue to deny each and all of the claims and contentions of wrongdoing alleged by Plaintiffs herein.  The Individual Defendants have denied and continue to deny that they violated any duties to Pfizer in this Litigation and have asserted that they acted at all times in good faith and consistent with their fiduciary duties to Pfizer and its shareholders.  Defendants have nonetheless concluded that it is desirable to settle this Litigation in the manner and upon the terms set forth in the Settlement.

WHAT ARE THE TERMS OF THE SETTLEMENT?

17.   As consideration for the Settlement, Defendants agree to create and effectuate the following corporate governance measures:

Creation of Regulatory Committee and Additional Corporate Governance Changes.   Pfizer shall establish and operate a new Regulatory and Compliance Committee of the Pfizer Board of Directors (the “Regulatory Committee”) that will exist for a term of at least five years.  As explained below, the Committee’s activities will be supported by a dedicated fund of $75 million, minus any amounts awarded to Plaintiffs’ Counsel as attorneys’ fees and expenses.  The new Regulatory Committee’s specific mandate and composition are set forth in detail in Exhibit A attached to this Notice, which also describes various other changes to Pfizer’s corporate governance and compliance activities.

In summary, the new Regulatory Committee will have a mandate to oversee and monitor Pfizer’s compliance and marketing practices.  The Regulatory Committee will also have authority to take appropriate actions, including the authority to retain outside experts and counsel to assist it in performing its activities.

The Regulatory Committee will meet at least quarterly and must provide a full report to the Board at least annually.  The Committee is also required to prepare and sign a yearly overview of its activities for inclusion in Pfizer’s Annual Report (or Proxy Statement).

The settlement also provides for the establishment of an Ombudsman Program, as well as a review of the Company’s compensation programs applicable to sales and marketing personnel, and the consideration of a “clawback” of incentive compensation for Pfizer employees who are involved in any unlawful marketing, or who have direct oversight of employees who engage in any such conduct.

Funding of Regulatory Committee.  No later than thirty (30) calendar days after the date of entry of the Court’s Judgment granting final approval to the Settlement, the Individual Defendants’ Insurers shall pay a total of $75 million into an escrow account under the  control of Pfizer.  If the Settlement is approved, that amount less any attorneys’ fees and litigation expenses awarded by the Court shall be subject to the exclusive control of the Regulatory Committee for funding its activities for its initial five (5) year term (the “Regulatory Committee Fund”).  If the Regulatory Committee Fund is exhausted during the initial five (5) year term, funding as requested by the Regulatory Committee shall be provided by Pfizer.  Should there be a balance in the Regulatory Committee Fund at the end of the initial five (5) year term, such balance shall revert to the Insurers.

Implementation of Recent Compliance Enhancements.  Pfizer and the Individual Defendants agree and acknowledge that Pfizer has taken into account the existence and prosecution of this Litigation in making certain enhancements to its compliance programs during the pendency of this Litigation.  A description of enhancements to Pfizer’s compliance programs implemented, at least in part as a result of this Litigation are identified in Exhibit B attached to this Notice.

WHAT ARE THE LEAD PLAINTIFFS’ REASONS FOR THE SETTLEMENT?

18.   As discussed above, Lead Plaintiffs and Lead Counsel believe that the claims asserted against the Individual Defendants have merit.  Lead Plaintiffs and Lead Counsel recognize, however, the risk that the Court would have adopted Defendants’ view of the applicable legal standard or of the underlying evidence, and could grant Defendants’ motion for summary judgment.  If the Court or a jury after trial determined, after reviewing the evidence, that the Director Defendants did not act in bad faith, the claims at issue against those Defendants could be denied and no recovery or benefit for Pfizer would be achieved.  Lead Plaintiffs and Lead Counsel  also considered the expense and length of continued proceedings necessary to pursue their claims against the Defendants through trial, as well as the uncertainty of appeals.

19.   In this regard, Lead Plaintiffs and Lead Counsel also considered the possibility that even if a jury or Court found after trial that any or all of the Defendants had breached their fiduciary duties, the amount of any monetary award for the benefit of Pfizer could be limited by the doctrine of proportionate fault, which could substantially reduce the amount of any recovery.  In addition, Lead Plaintiffs and Lead Counsel considered the possibility that a jury or Court may not be able to order the specific relief achieved in the settlement, including the creation of a new Regulatory Committee with a detailed mandate to oversee Pfizer’s marketing practices.  Finally, even if the Court found material factual disputes warranting trial, a jury could rule in favor of Defendants, resulting in no recovery or benefit to Pfizer.

20.   In light of the significant corporate governance measures created by the Settlement, Lead Plaintiffs and Lead Counsel believe that the proposed Settlement is fair, reasonable, adequate, and in the best interests of Pfizer.  The Settlement provides substantial immediate benefits to Pfizer without the risk that continued litigation could result in obtaining similar or lesser relief for Pfizer after continued extensive and expensive litigation, including trial and the appeals that were likely to follow.  In particular, the creation of the Regulatory Committee is expected to enhance the Pfizer Board’s oversight of marketing matters, significantly addressing the risk of any future legal violations.

21.   The Individual Defendants have denied the claims asserted against them and disclaim any liability or damages or having engaged in any wrongdoing or violation of law of any kind whatsoever.  Accordingly, the Settlement may not be construed as an admission of the Individual Defendants’ wrongdoing, nor construed or deemed to be evidence of or an admission or concession on the part of any Individual Defendant with respect to the merits of any claim, nor of any infirmity in the defenses that the Individual Defendants have, or could have, asserted in this Litigation.  Likewise, the Settlement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Plaintiff of any infirmity in the claims that Plaintiffs have, or could have, asserted.

WHAT MIGHT HAPPEN IF THERE WERE NO SETTLEMENT?

22.   If there were no Settlement, the case against the Defendants would continue.  As discussed above, Lead Plaintiffs and Defendants have sharply diverging views of the factual merits of the case and the applicable legal standard.  Under the applicable rules, the Court would determine whether, in light of the legal standard that applies to the Defendants’ conduct, there are material factual disputes that should be decided by a jury or Court.  Lead Plaintiffs and Lead

Counsel recognize that the Court could adopt the Defendants’ view of the applicable legal standard or otherwise decide that the discovered facts are insufficient to impose liability as a matter of law.

23.   If, however, the Court were to agree with Lead Plaintiffs and Lead Counsel that summary judgment is improper, then the case would proceed to trial.  Barring a pretrial settlement approved by the Court, the trial would take place in the Spring of 2011.  If Lead Plaintiffs prevailed in their entirety at trial, the Defendants could be ordered to pay damages in an undetermined amount, which potentially could be hundreds of millions of dollars.  If Defendants prevailed at trial, there would be no recovery or benefit for Pfizer.  In all events, since this is a derivative lawsuit, any monetary award would be paid to Pfizer itself, and not its shareholders or for a specific use, such as dedicated funding for the Regulatory Committee.  In addition, following a trial, lengthy appeals by the losing party would be likely.

WHAT CLAIMS WILL THE SETTLEMENT RELEASE?

24.   If the Settlement is approved, the Court will enter a judgment (the “Judgment”).  Pursuant to the Judgment, the following releases will occur upon the Effective Date of the Settlement.

Release of Claims by Plaintiffs and Pfizer: Upon the Effective Date, Pfizer, Plaintiffs, and each and every Pfizer shareholder, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged and dismissed each and every Released Plaintiff Claim against the Released Defendant Parties, and shall forever be enjoined from prosecuting any or all Released Plaintiff Claims against any and all Released Defendant Parties.

“Released Plaintiff Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims (as defined below), which were or could have been alleged or asserted in this Litigation by Plaintiffs or any other Pfizer shareholder derivatively on behalf of Pfizer or by Pfizer directly against any Released Defendant Party, directly or indirectly relating to or arising out of any of the allegations, facts, events, transactions, acts, occurrences, conduct, practices, or any other matters, or any series thereof, alleged or asserted in the Litigation, including, without limitation, any matters directly or indirectly relating to any of the allegations concerning off-label marketing and promotion, unlawful kick-backs, or the subjects of the governmental investigations concerning and leading to the Corporate Integrity Agreement dated October 24, 2002, the

Corporate Integrity Agreement dated May 11, 2004, the Deferred Prosecution Agreement dated April 2, 2007, the Corporate Integrity Agreement dated August 31, 2009, and/or the Bextra Related Information filed on September 2, 2009 in the action United States v. Pharmacia & Upjohn Co., Inc., 09-cr-10258.  Released Plaintiff Claims do not include any claims relating to the enforcement of this Settlement.

“Released Defendant Parties” means Pfizer, any current or former officer or director of Pfizer (including the Individual Defendants), and their respective estates, heirs, beneficiaries, administrators, successors, assigns, agents and counsel.

Release of Claims by Defendants:  Upon the Effective date, each of the Defendants and the other Released Defendant Parties (as defined above), on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged and dismissed each and every of the Released Defendant Claims against the Released Plaintiff Parties, and shall forever be enjoined from prosecuting any or all of the Released Defendant Claims against any and all Released Plaintiff Parties.

“Released Defendant Claims” mean any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims (as defined below), which were or could have been alleged or asserted in this Litigation by any of the Released Defendant Parties against any of the Released Plaintiff Parties, directly or indirectly relating to or arising out of the institution, prosecution or settlement of the Litigation.  Released Defendant Claims do not include any claims relating to the enforcement of this Settlement.

“Released Plaintiff Parties” means Plaintiffs and all other Pfizer shareholders, any current or former officer or director of any of the Plaintiffs or any other Pfizer shareholder, and their respective estates, heirs, beneficiaries, administrators, successors, assigns, agents and counsel.

“Unknown Claims” means any and all Released Plaintiff Claims that Pfizer, Plaintiffs or any other Pfizer shareholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Defendant Parties, and any Released Defendant Claims that any Defendant of any other Released Defendant Party does not know or suspect to exist in his, her or its favor at the time of the release of the Released Plaintiff Parties, which if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement.  With respect to any and all Released Plaintiff Claims and Released Defendant Claims, the Settling Parties stipulate and agree that upon the Effective Date, Plaintiffs, Pfizer and each of the Individual Defendants shall expressly waive, and each other Pfizer shareholder and each other Released Defendant Party shall be deemed to have waived, and by operation of the

Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Plaintiffs, Pfizer and each of the Individual Defendants acknowledge, and each other Pfizer shareholder and each other Released Defendant Party by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Plaintiff Claims and Released Defendant Claims was separately bargained for and was a key element of the Settlement.

25.   If the Settlement is approved and the Effective Date occurs, since Pfizer will have released the Released Plaintiff Claims described above that it could have asserted against any of the other Released Defendant Parties, no Pfizer shareholder will be able to bring another action asserting those claims against those persons on behalf of the Company.

HOW WILL THE ATTORNEYS BE PAID?

26.   Plaintiffs’ Counsel have not received any payment for their services in pursuing the claims against Defendants in the Litigation, nor have Plaintiffs’ Counsel been reimbursed for their out-of-pocket expenses.  Plaintiffs’ Counsel invested their own resources for pursuing the case on a contingency basis, meaning they would only recover their expenses and be compensated for their time if they created benefits through the Litigation.  Plaintiffs’ Counsel’s collective time invested in prosecuting this case through December 2, 2010 represented approximately $16 million based on standard hourly rates.  Plaintiffs’ Counsel expect to commit significant additional time and expense in connection with this case through the effectuation of the settlement, if approved.  In light of the risks undertaken in pursuing the action on a contingency basis and the benefits created for Pfizer through this litigation, Lead Counsel intends to apply to the Court for an award of attorneys’ fees of $22 million, to be paid from the $75 million paid into escrow by the Insurers.  Lead Counsel also intends to apply for the reimbursement of expenses incurred in connection with the prosecution of the Litigation to be paid from the $75 million fund in an amount not to exceed $1.9 million.  Such expenses include payments made to experts and consultants, court reporter services, and document copying and processing services, among other things.  The Court will determine the amount of any fee and expense award.

WHEN AND WHERE WILL THE COURT RULE ONAPPROVAL OF THE SETTLEMENT? DO I HAVE TO COME TO THE HEARING? MAY I SPEAK AT THE HEARING?

27.   If you owned Pfizer common stock as of December 2, 2010 and continue to own such stock through March 7, 2011, the date of the Settlement Hearing (“Current Shareholder”), you may, if you wish to do so, comment to the Court on the proposed Settlement and/or the application for an award of attorneys’ fees and reimbursement of litigation expenses.  Current Shareholders who do not wish to object in person to the proposed Settlement and/or the application for attorneys’ fees and expenses, do not need to attend the Settlement Hearing.  You can object to the Settlement and/or the application for attorneys’ fees and reimbursement of expenses without attending.

28.   The Settlement Hearing will be held on March 7, 2011, at 4:00 p.m., before the Honorable Jed S. Rakoff, at the United States District Court for the Southern District of New York, 500 Pearl Street, New York, New York 10007.  The Court reserves the right to approve the Settlement or the application for attorneys’ fees and expenses at or after the Settlement Hearing without further notice to Current Shareholders.

29.   Any Current Shareholder may object to the Settlement or Lead Counsel’s request for an award of attorneys’ fees and expenses.  Objections must be in writing, must include your name, address and telephone number, and must include the grounds for your objection and any documents or writings you may want the Court to consider.  Objections must also include proof that you owned shares of Pfizer common stock as of December 2, 2010 and continue to own such shares.  You must file your objection with the Clerk’s Office at the address set forth below on or before February 21, 2011.  You must also serve the papers (by hand, first class mail, or express service) on Lead Counsel and Defendants’ Counsel at the addresses set forth below so that the papers are received by such counsel on or before February 21, 2011.

Clerk’s Office UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK Clerk of the Court 500 Pearl Street New York, New York 10007	Lead Counsel BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP Mark Lebovitch, Esq. 1285 Avenue of the Americas New York, NY 10019
Counsel for the Director Defendants CADWALADER, WICKERSHAM & TAFT LLP Dennis J. Block, Esq. One World Financial Center New York, New York 10281	Counsel for the Executive Defendants DAVIS POLK & WARDWELL LLP James P. Rouhandeh, Esq. 450 Lexington Avenue New York, New York 10017

Counsel for Pfizer

DLA PIPER LLP (U.S.)
John Dougherty, Esq.
6225 Smith Avenue
Baltimore, Maryland 21209

30.   Current Shareholders may file a written objection without having to appear at the Settlement Hearing.  A Current Shareholder may not appear at the Settlement Hearing to present his, her or its objection, however, unless he, she or it first filed and served a written objection in accordance with the procedures described above, unless the Court orders otherwise.

31.   A Current Shareholder who or which wishes to be heard orally at the hearing in opposition to the approval of the Settlement or Lead Counsel’s request for an award of attorneys’ fees and expenses, and has filed and served a timely written objection as described above, also must notify the above counsel on or before February 21, 2011 concerning his, her or its intention to appear.  Persons who intend to object and desire to present evidence at the Settlement Hearing must include in their written objections the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the hearing.

32.   The Settlement Hearing may be adjourned by the Court without further written notice to Current Shareholders.  If you intend to attend the Settlement Hearing, you should confirm the date and time with Lead Counsel.

33.   Unless the Court orders otherwise, any Current Shareholder who does not object in the manner described above will be deemed to have waived any objection and shall be forever foreclosed from making any objection to the proposed Settlement or Lead Counsel’s request for an award of attorneys’ fees and expenses.  Current Shareholders do not need to appear at the hearing or take any other action to indicate their approval.

CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?

34.   This Notice contains only a summary of the terms of the proposed Settlement.  More detailed information about the Litigation is available at www.blbglaw.com/pfizer, including, among other documents, the Amended Complaint and the Stipulation of Settlement.  You or your attorney may examine the Court files for In re Pfizer Inc. Shareholder Derivative Litigation, No. 09-CV-7822 (JSR) during regular business hours at the SDNY Court.  Questions about the Settlement or about this Notice in general should be directed to:

Mark Lebovitch, Esq.
BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP
1285 Avenue of the Americas
New York, NY 10019
(800) 380-8496
markl@blbglaw.com

Lead Counsel

DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF THE CLERK OF COURT REGARDING THIS NOTICE.

Dated:  December 14, 2010

By Order of the Clerk of Court
United States District Court
for the Southern District of New York

EXHIBIT A

Corporate Governance Regarding Pfizer Compliance

I.	Establishment of the Regulatory Committee to be operative for, at a minimum, five (5) years from implementation, to be continued thereafter at the discretion of the full Board.

The Regulatory Committee shall consist of at least five (5) members who will exercise oversight responsibility on significant healthcare related regulatory and compliance issues, based on criteria to be developed by the Regulatory Committee designed to identify matters falling within its scope.  The charter of such a committee will include:

a.           the scope of the committee’s oversight responsibility;

b.           the means by which such oversight may be accomplished;

c.           the committee’s internal and external reporting obligations; and

d.           the composition of the committee.

Below is a Term Sheet for such a charter.  However, the Regulatory Committee can take all other actions they deem proper and consistent with the charter of the Regulatory Committee.

Charter for Pfizer Board Committee on Regulatory and Compliance:

A.           Scope of responsibility:

In general, the Regulatory Committee will have oversight responsibility with respect to:

(a)	Pfizer’s substantive regulatory and /or compliance obligations:

1.	compliance with Medicare/Medicaid regulations in the US;

2.	compliance with US and ex-US drug marketing rules, including restrictions on “off-label” and other marketing activities, including:

§ unapproved uses;

▪ providing fair balance;

▪ making appropriate safety claims; and

▪ making appropriate superiority or efficacy claims;

3.	compliance with US constraints (Foreign Corrupt Practices Act) on non-US “marketing activity”;

4.	drug manufacturing quality control;

5.	clinical studies quality control; and

6.	required reporting to the FDA of drug safety.

(b)	Pfizer’s review and evaluation of external complaints alleging significant concerns in Pfizer’s regulatory and/or compliance behavior based on criteria to be developed by the Regulatory Committee:

1.
Review, on an annual basis, a report from the Chief Compliance Officer or the product attorney of those products that are assigned “high” risk following a RAMP analysis, as well as any new marketed products internally developed and launched, and the steps being taken to mitigate the promotional – and off-label usage – related risks for those products.  The presentation must include an analysis of the marketing of the drugs in compliance with the FDA approved label;

2.
Review data on drug usages – can use the same data Pfizer is currently using for market research and compensation purposes.  If the data on drug usage indicates either that the usage is above a significant threshold amount that might not be for indications on the label, or there is a trend indicating increased significant usage that might not be for indications on the label, then the Regulatory Committee will require an analysis and explanation for this from management; and the Regulatory Committee will evaluate the implications for Pfizer’s compliance with regulatory and legal requirements;

3.	Review all FDA warning letters and the responses to such letters, as well as report[s] on the steps taken to implement the responses and an evaluation if it raises a drug marketing issue;

4.
Review Qui Tam lawsuits unsealed by the government and/or made known to Pfizer, and receive an analysis of the factual allegations of the claims, a review of any potential legal exposure they present for the Company, and whether it reflects a regulatory or compliance problem;

5.	Government investigation — receive details and factual reports on the investigation, the conduct at issue, and whether it reflects a regulatory or compliance issue at the Company;

6.	Receive an annual report from the Chief Compliance Officer or Product attorneys for any three (3) drugs with more than $500 million annual sales, explaining compliance with RAMP for each drug;

7.	Compliance Group shall provide, at least annually, a report of significant compliance investigations;

8.
Internal Audit shall provide, at least annually, a cumulative report on internal audit health care compliance audits undertaken that year.  This report will include an analysis of healthcare compliance risks associated with each audit with an unsatisfactory rating;

9.	The Executive Compliance Committee will provide a report, at least annually, on the key compliance issues facing the company and the steps taken to address them;

10.
Retaliation – receive a report, at least annually, on retaliation claims, lawsuits alleging retaliation, settlements of retaliation claims, reports to compliance and/or the ombudsman of alleged retaliation; and

11.
The overriding purpose of this process and, specifically, items 1-10 above, is to evaluate, at a high level, whether with respect to the above mentioned regulatory, legal or compliance issues, a pattern of problems exists with respect to the:

▪
Oversight of the mechanism for collection, aggregation and assessment of such complaints, whether from federal or state officials, Pfizer employees, or members of the public, by appropriate Pfizer compliance personnel; and

▪	Receiving reports from Pfizer senior legal and other compliance officers regarding serious complaints and internal audits.

(c)	Pfizer’s internal messaging to employees regarding the company’s commitment to behavior and practices that comply with law; as well as its efforts to promote a compliant culture.

(d)	Compliance and Supervision of Acquired Companies:

As Pfizer acquires other companies, it is the goal of Pfizer to act expeditiously to adopt appropriate healthcare related compliance and regulatory policies for each acquired company.  For each acquired company, the Compliance and Legal Departments will report to the Regulatory Committee on the following:

1.
Any compliance, regulatory or criminal problems or investigations, qui tam actions, or pending FDA warning letters of which the Company becomes aware that are significant in the view of the Compliance or Legal Departments, and the status of each;

2.	A specific timetable for:

●	training compliance, regulatory and legal personnel at the acquired company of the policies, procedures and reporting requirements of Pfizer;

●	training employees at the acquired company of the policies, procedures and reporting requirements of Pfizer; and

●	having the Compliance, Regulatory and Legal Departments merged or otherwise included in the respective departments at Pfizer.

3.	Regular reports on the status and compliance with the timetables and training set forth in paragraph 2. above.

(e)	Application of Pfizer Policies and Procedures to Acquired Companies:

The Regulatory Committee will mandate that all Pfizer policies and procedures, including those related to compliance, regulatory and legal, that in the view of the Compliance or Legal Departments warrant application to the acquired company, are implemented within nine (9) months after each company is acquired.  The Regulatory Committee may waive the nine (9) month requirement and give three (3) months extensions based on a presentation from management with a showing of demonstrated need to do so.

B.           Authority:

(a)	The Regulatory Committee can in its discretion require management to conduct audits on compliance, regulatory and/or legal concerns;

(b)	The Regulatory Committee can in its discretion direct whether it should be the direct recipient of the results of such an audit;

(c)
The Regulatory Committee shall commission an external review by counsel or other professionals of Pfizer’s policies for significant healthcare related compliance, regulatory and/or legal issues at least bi-annually;

(d)
The Regulatory Committee can in its discretion commission surveys of doctors who use Pfizer products or commission the creation of registries of the use of such products to determine the extent to which Pfizer products are used for off-label use.  The results may be used, among other purposes, to make appropriate adjustment in compensation programs or marketing programs;

(e)	The Regulatory Committee will receive reports of the results of such a study or survey, which are also provided to management as part of the RAMP analysis;

(f)
The Regulatory Committee can in its discretion retain outside counsel with appropriate expertise, and that counsel shall not be counsel to the company or senior management, and, at its discretion, can retain experts and consultants in the discharge of its responsibilities; and

(g)	The Regulatory Committee may request and meet privately with any member of the Pfizer senior management team or any other Pfizer employee.

C.	Reporting Responsibilities:

(a)	The Regulatory Committee shall meet at least quarterly and provide a full report to the Board at least annually; and

(b)
The Regulatory Committee shall prepare a yearly overview of its activities generally for inclusion in Pfizer’s Annual Report (or Proxy Statement).  The report shall be signed by the Regulatory Committee chairperson and all Regulatory Committee members.

D.	Composition Of The Regulatory Committee:

(a)	The Regulatory Committee shall be comprised of at least a majority of independent directors, and may include senior Pfizer employees ex-officio, and others;

(b)	The independent directors on the Regulatory Committee may meet in executive session;

(c)
The Chair of the Regulatory Committee shall be an independent director elected since January 1, 2007, who has relevant experience in law, corporate compliance, regulatory or governmental affairs, academia or service on the Board of a healthcare institution or highly regulated company;

(d)	The Regulatory Committee’s membership shall include a person with significant background in healthcare; and

(e)
The Regulatory Committee’s membership should include at least one member of the Audit Committee at the discretion of the Board, but the majority of the Regulatory Committee should not be members of the Audit Committee.  If a member of the Audit Committee is not a member of the Regulatory Committee, then the Chair persons of the two committees must meet at least twice each year to update each other on the work and issues of their respective committees.

II.	Responsibilities As Between The Audit Committee And Regulatory Committee -- Pfizer’s internal compliance organization:

As the Audit Committee has certain compliance functions and obligations under the Corporate Integrity Agreement, the allocation of responsibilities between the Audit Committee and Regulatory Committee will need to be delineated and then implemented in an orderly manner.  Both internal and external auditors will continue to report consistent with current practices to the Audit Committee, except solely to the extent that either is required to report to the Regulatory Committee by the provisions and procedures set forth herein.

a.	The Regulatory Committee shall evaluate and report to the Board on the adequacy of compliance staffing of functional units;

b.	The Regulatory Committee shall review reporting chains for compliance personnel that seek to provide a protected channel against retaliation that is provided to the Audit Committee;

c.	The Regulatory Committee shall review the means to provide protection against retaliation of compliance or other personnel in the human healthcare sales units;

d.
Management shall report to the Audit Committee and Regulatory Committee if there is any significant disciplinary action against any compliance personnel or internal audit personnel, including the nature of the conduct that lead to the disciplinary action, the disciplinary action and the reason for it, and an analysis of whether the underlying conduct reflects any compliance or regulatory problems or issues;

e.
As between the Audit Committee or Regulatory Committee, whichever is charged in the future with certification responsibilities under the 2009 Corporate Integrity Agreement, will report at least annually to the full Board on (i) the state of the compliance functions, (ii) compliance problems or issues it has learned about, (iii) a detailed summary of nature and scope of compliance investigations, to assist the Regulatory Committee in identifying any patterns of compliance, or regulatory issues at the Company; (iv) any significant disciplinary actions against any compliance or internal audit personnel; and (v) any other issues that may reflect any systemic or widespread problems in compliance or regulatory matters exposing the Company to substantial compliance risk; and

f.
In advance of the report set forth above in subsection (e), the Audit Committee and Regulatory Committee, either through their Chairs or otherwise, shall confer on any matters of mutual interest in light of their respective responsibilities.

III.           Ombudsman:

An Ombudsman Program, managed by or under the direction of the Chief Compliance Officer, providing an additional channel for employees to address work-related concerns, including conduct inconsistent with Pfizer’s policies, practices, values and standards.  The Program will be available to all employees and is designed as a “safe haven” where concerns can be addressed in confidence and without fear of reprisal.  All conversations with the Ombudsman are kept confidential unless they raise issues of potential harm to an individual or the Company.  The Ombudsman will be a neutral party and listen to and review concerns as an advocate for the Company’s values and standards.  Although the program shall provide confidentiality procedures, the Ombudsman will be subject to laws applicable to corporate disclosure requirements and will provide to the Company all information related to its disclosure obligations, including any information requested by the Chief Compliance Officer with respect to issues that may require disclosure or that represent any employee misconduct.  The Ombudsman has a stand-alone office that will report to the Compliance Group and has the right to report directly to the Regulatory Committee.

IV.	The Regulatory Committee in consultation with the Compensation Committee will discuss with management the following:

a.	An evaluation of whether compensation practices, including sales incentives, for sales and marketing personnel may not be aligned with compliance incentives;

b.	An evaluation of whether compensation practices for speakers and advisory board members may not be aligned with compliance incentives; and

c.
Any compensation practices evaluation prepared as a result of subsections (a) or (b) above can either be first reported to the Regulatory Committee, or to the Compensation Committee, which will then report the results to the Regulatory Committee.

V.	Compensation Claw-Back:

If there is a (i) government criminal charge or civil complaint indicating a significant compliance or regulatory problem that results in a criminal conviction or a civil settlement with the Department of Justice, (ii) qui tam action in which the government intervenes, or (iii) such other government or regulatory action that, in the judgment of the Board, has caused significant regulatory, financial or reputation damage to the Company, then the Regulatory Committee must consider recommending to the Compensation Committee taking actions consistent with those provisions described below with respect to compensation:

a.
The Regulatory Committee will make a written recommendation to the Compensation Committee concerning the extent, if any, that the incentive based compensation of any executive, senior manager, compliance personnel and/or attorney involved in the conduct described above or with direct supervision over an employee that engaged in the conduct described above should be reduced or extinguished.

b.
The incentive-based compensation of any executive, senior manager, compliance personnel and/or attorney will not be impacted if they were not involved in the misconduct or engaged in the direct or indirect supervision of the employee involved in the misconduct.

c.
If, prior to any regulatory or government investigation of the conduct, any person engaged in the supervision of the employee involved in the misconduct discovers and discloses the misconduct, takes steps to have the matter investigated, remedied and reports the conduct to the appropriate legal, compliance and if required Board committees, then the Regulatory Committee can in its discretion recommend to the Compensation Committee that no reduction of compensation is required for anyone not involved in the misconduct consistent with the intent of U.S.S.G. 8C2.5(g)(1).

d.	Nothing in this section is designed to limit or restrict the Company or the Board from taking any disciplinary action they deem appropriate.

VI.	Rotation of Regulatory Committee Assignments:

To the extent in its discretion the Board continues the Regulatory Committee for a period longer than five (5) years, the Board shall consider whether a formal rotation policy for membership on the Regulatory Committee is appropriate.

VII.	Funding for the Regulatory Committee:

All funding for the Regulatory Committee, and its related activities as set forth above, shall first come from the fund established through the settlement of In re Pfizer Inc. Shareholder Derivative Litigation, and, if such funds are exhausted during the five year term, funding, as requested by the Regulatory Committee, shall be provided by the Company.

VIII.	Liability of Company Directors or Officers:

Nothing herein shall expand the liabilities of any Company directors or officers beyond any liabilities otherwise imposed by law.

IX.	The Regulatory Committee’s Term:
Prior to the end of the Regulatory Committee’s term, the Board, after receiving the written recommendation of the Committee, will determine whether to extend the Regulatory Committee’s term.  The decision of the Board shall be reported to the shareholders in the Company’s Annual Report or Proxy Statement.

EXHIBIT “B”

A.	Formation and operation of the Promotional Quality Assurance group, a state-of-the-art promotional compliance monitoring function

B.	Enhancement and re-launch of RAMP, an industry-leading risk assessment and mitigation planning software and process

C.	Assessment and update of several promotional practices and policies to address compliance risks (e.g., incentive compensation, speaker program policies, etc.)

D.	Development and implementation of In-Context Training, a cutting edge product-specific promotional message compliance training approach

E.	Execution of multiple product and business process “deep dive” assessments for both Pfizer and legacy-Wyeth operations

F.
Development and launch of the Compliance Diagnostic approach, a risk-based control environment assessment tied to the Company’s Enterprise Risk Management approach, with a particularized focus on product promotion

G.	Rollout of culture-focused initiatives and communications, including the “It’s Mine” campaign

H.	Development and launch of new compliance reporting communications, including the “Reporting Compliance Concerns” brochure and wallet card, and an online issue reporting system

I.	Establishment of a tiered compliance committee structure at the business unit and divisional levels

J.	Establishment of Executive Compliance Committee (chaired by CEO)

K.	Creation and staffing of embedded compliance counsel positions for all business units

L.	Execution of leadership compliance workshops

M.	Separation of Compliance and Legal Divisions

N.	Formation of position of Deputy Compliance Officer, Corrective Action

O.	Integration of compliance-related controls into Pfizer’s Tablet PC detailing system. Controls address medical information requests, sampling, and promotional messaging

P.	Annual review and risk assessment by Compensation Committee of incentive and commission plans for Pfizer executive compensation program and policies, and employee programs and policies.

Q.
Comprehensive Enterprise Risk Management program, which is part of the Company’s strategic planning process and is operated under sponsorship of the General Counsel and Chief Financial Officer, subject to oversight by the Board Audit Committee.